Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 26, 2024, relating to the financial statements of Samsara Inc., and the effectiveness of Samsara Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Samsara Inc. for the year ended February 3, 2024.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
March 26, 2024